EXHIBIT 99.1

[Corporate Logo]  BROOKS FIBER PROPERTIES

Your Gateway                                 Brooks Fiber Properties, Inc.
To The                                       425 Woods Mill Road South/Suite 300
Information Age                              Town & Country, Missouri 63017
                                             314 878-1616   Fax 314 878-3211

FOR IMMEDIATE RELEASE

Contact: Waymon R. Tipton
Senior Vice President
(800) 799-8914, ext. 313

             BROOKS FIBER PROPERTIES COMPLETES PREVIOUSLY ANNOUNCED
           AGREEMENT WITH CENTURY TELEPHONE ENTERPRISES, INC. TO MERGE
                  METRO ACCESS NETWORKS, INC. WITH BROOKS FIBER
                    -----------------------------------------

           MERGER TO ESTABLISH BROOKS IN KEY STATE OF TEXAS WITH FIBER
                            NETWORKS IN SEVEN CITIES

St. Louis, MO (March 31, 1997) - Brooks Fiber Properties, Inc. (Nasdaq/NM:BFPT) today announced the completion of the previously announced agreement with Century Telephone Enterprises, Inc. (NYSE: CTL) for the merger of Metro Access Networks, Inc. ("MAN"), Century's competitive local exchange carrier (CLEC) in Texas, and Brooks Fiber. The merger consists of MAN's networks in seven Texas cities, including operating networks in Dallas, Ft. Worth, San Antonio and Austin and networks under development in Houston, Corpus Christi and Waco. In exchange, Century will receive 4.3 million shares of Brooks Fiber common stock and will have representation on Brooks Fiber's Board of Directors.

         Commenting on the transaction, James C. Allen, Brooks Fiber Properties' chief executive officer, commented, "We are very pleased to consummate this transaction with Century. This partnership provides us with an excellent opportunity to expand our national coverage and establish a strategic market presence in Texas, the third largest telecommunications state in the country. The addition of these markets represents a significant increase in our addressable market potential, to approximately $29 billion for 44 markets from approximately $21 billion in our existing 37 markets, without changing the expected timing of peak EBITDA losses and subsequent EBITDA break-even."

         Brooks Fiber Properties, Inc., headquartered in St. Louis, Missouri, is a leading full service provider of competitive local telecommunications services in cities across the United States. With networks operational or under construction in 44 U.S. cities, the company provides its customers with advanced and reliable high-capacity voice, video, data and other enhanced telecommunications services.

         You can now receive fax copies of recent Brooks Fiber news releases 24 hours a day by calling 1-888-329-2304 and or visit Brooks Fiber on the Internet at www.Brooks.net